Exhibit 99.1

Dear Shareholders,

We're excited to announce strong third quarter results. Compared to Q3 2017, we grew retail units sold by 116%, we grew total revenue by 137%, and we increased total GAAP gross profit by 181%. We achieved our 19th consecutive quarter of triple-digit unit and revenue growth, on our way to our 20th in Q4. To illustrate the power of that compounding growth, we sold more vehicles in Q3 than in all of 2015 and 2016 combined.

These results are very strong when evaluated through a number of important lenses. We performed well against our guidance in all respects. We executed well and relieved many of the operational pinch points in the business. We made significant progress preparing for the volume we expect in the first half of next year. To further differentiate the quality of the experience we provide our customers from the status quo we continued our investments in technology. Additionally, our still nascent business of buying cars from our customers took several meaningful steps forward.

Most importantly, our performance this quarter further increased our confidence in the size and economics of the long term opportunity that stands in front of us. Our rapid progress has several underlying drivers, all of which we expect to persist: the quality of our customer experiences, the strength of our team, the scalability of our business, and the ambitious goals that drive us.

Ernie’s 100k Milestone Gift to Carvana Employees

In recognition of Carvana selling its 100,000th vehicle, CEO Ernie Garcia III recently committed to give each current employee 165 shares of his personal stock once they reach their one-year employment anniversary, a gift worth up to $35 million at the announcement date’s stock price.

“I believe we are building something special at Carvana. We have accomplished a lot and all that achievement points to even greater opportunity. Getting to where we are today in less than 6 years has taken a differentiated level of effort from a lot of people. Getting where we want to go is going to take more of the same. It can get easy to zoom in too far, too fast and lose sight of what really matters. In the long run, I believe what matters most is that we have a concept that makes our customers’ lives a little bit better, that we attract and retain great people, and that those people care about what they are doing. We have great people. And they care. We wouldn’t be where we are today without them and I certainly wouldn’t be where I am. In recognition of that fact and in alignment with our value ‘We’re All in this Together’, the right thing to do was to give some of my shares to all the people that have fought for our customers to get us here and that are going to keep fighting to get us where we are going.”

In light of administrative and tax efficiency considerations, we are structuring this donation as restricted stock unit (“RSU”) grant awards from the Company to employees over the next several quarters as they become eligible, which awards have been and will be paired with equivalent contributions of personal stock from Ernie to the Company (collectively, the “100k Milestone Gift”). Because of Ernie’s matching contributions, we expect the net impact on shares outstanding from the 100k Milestone Gift to be zero, though these non-cash grants will appear as compensation expense each quarter as we grant them to eligible employees, and a portion of the expense will be capitalized into inventory and later recognized within costs of sales.

Throughout the letter we will refer to items as “including Gift” that include the impact of the compensation expense related to the 100k Milestone Gift to employees, in accordance with GAAP. We will also refer to several measures that are presented “ex-Gift,” which exclude the impact of the 100k Milestone Gift to employees and are non-GAAP metrics with reconciliations available at the end of this letter. The compensation expense associated with the 100k Milestone Gift was not incorporated into, or contemplated by, the Q3 2018 and FY 2018 guidance we provided on August 8, 2018, and will not be incorporated into our guidance moving forward. For additional details on the stock gift see “Details on the 100k Milestone Gift” section at the end of this letter.

Summary of Q3 2018 Results

Q3 2018: All financial comparisons stated below are versus Q3 2017, unless otherwise noted. Complete financial tables appear at the end of this letter.

GAAP Results

• Retail units sold totaled 25,324, an increase of 116%
• Revenue totaled $534.9 million, an increase of 137%
• Total gross profit, including Gift, was $57.3 million, an increase of 181%
• Net loss, including Gift, was $64.4 million, an increase of 62%
• Basic and diluted net loss, including Gift, per Class A share was $0.50 based on 34.7 million shares of Class A common stock outstanding

Ex-Gift Results, non-GAAP

• Total gross profit per unit ex-Gift was $2,302, an increase of $560
• EBITDA margin ex-Gift was (8.3%), an improvement from (15.9%)
• Adjusted net loss per Class A share, was $0.40, based on 145.8 million adjusted shares of Class A common stock outstanding, assuming the exchange of all outstanding LLC Units for shares of Class A common stock

Other Results

• We opened 13 new markets and 2 vending machines, bringing our end-of-quarter totals to 78 and 14, respectively
• We lowered our average days to sale to 63, from 66 last quarter and 97 in Q3 2017

Recent Events

We would also like to highlight several recent notable accomplishments:

• Thus far in Q4 we have opened 4 markets bringing our total as of November 7, 2018, to 82
• On September 21, 2018, we completed an issuance of $350 million of senior unsecured notes, adding significant stability and flexibility to our balance sheet
• On November 2, 2018, Ally extended its commitments to purchase and finance our receivables by agreeing to fund up to an additional aggregate $1.6 billion of principal
• On November 2, 2018, we upsized our floorplan line with Ally to $650 million from $350 million previously and extended it for two years providing us runway to expand our inventory
• On November 6, 2018, we acquired Propel AI’s technology, an artificial intelligence powered communication platform that delivers automated conversations with consumers and specializes in automotive retail
• On October 9, 2018, the U.S. Patent Office granted us a utility patent on our Car Vending Machines, and we expect them to issue a design patent in the next few weeks, reinforcing the uniqueness of the Car Vending Machines and the distinctiveness of the Carvana brand

Q4 and 2018 Outlook

We anticipate continued rapid growth in units and revenue for the remainder of the year as we increase penetration in our existing markets, open new markets, and broaden our brand awareness with national advertising and our recently launched vending machines. That rapid unit growth will be coupled with continued progress on GPU while also demonstrating operating leverage.

Our Q4 guidance is as follows. All financial comparisons stated below are versus Q4 2017, unless otherwise noted.

• Retail unit sales of 27,500 – 30,000, an increase of 103% – 122%
• Total revenue of $570 million – $630 million, an increase of 115% – 138%
• Total gross profit per unit ex-Gift of $2,000 – $2,250, an increase from $1,619
• EBITDA margin ex-Gift of (10.5%) – (8.5%), an improvement from (15.5%)

Our FY 2018 guidance is as follows. We are raising our guidance for units, revenue, and GPU ex-Gift and updating EBITDA margin ex-Gift to reflect the impacts of our recent acquisition, a higher share price on stock-based compensation, and technology and logistics investments to scale into next year. All financial comparisons stated below are versus FY 2017, unless otherwise noted.

• Retail unit sales of 93,858 – 96,358, an increase of 112% – 118%
• Revenue of $1.94 billion – $2.0 billion, an increase of 126% – 133%
• Total gross profit per unit ex-Gift of $2,100 – $2,175, an increase from $1,539
• EBITDA margin ex-Gift of (9.8%) – (9.2%), an improvement from (16.9%)
• 40 market openings, an increase from 23 market openings in 2017, bringing our end-of-year total to 84 markets and our total U.S. population coverage to at least 57%

For more information regarding the non-GAAP financial measures discussed in this letter, please see the reconciliations of our non-GAAP measurements to their most directly comparable GAAP-based financial measurements included at the end of this letter. Guidance for GPU ex-Gift excludes compensation expense from the 100k Milestone Gift that is capitalized to inventory and ultimately reflected in cost of sales. We have not reconciled GPU ex-Gift guidance to GAAP gross profit as a result of the uncertainty regarding, and the potential variability of, the stock price of our class A common shares, which will directly impact the amount of expense ultimately incurred as a result of the 100k Milestone Gift granted during Q4 2018. Accordingly, a reconciliation of the non-GAAP financial measure guidance to the corresponding GAAP measure is not available without unreasonable effort. Guidance for EBITDA margin ex-Gift excludes depreciation and amortization expense, interest expense, and expenses related to the 100k Milestone Gift. We have not reconciled EBITDA margin ex-Gift guidance to GAAP net loss as a result of the uncertainty regarding, and the potential variability of, interest expense and expenses related to the 100k Milestone Gift. Accordingly, a reconciliation of the non-GAAP financial measure guidance to the corresponding GAAP measure is not available without unreasonable effort. Depreciation and amortization expense, which is a component of the reconciliation between EBITDA margin and GAAP net loss, is expected to be between 1.1% and 1.4% of total revenues for both Q4 2018 and FY 2018.

Expansion

We launched 13 new markets in the third quarter, bringing our total markets to 78 as of September 30, 2018. Our Q3 markets continued to increase the Carvana network’s density, as we largely launched markets near our existing footprint. This increases the total percentage of the U.S. population our markets collectively serve to 55.8%, up from 52.8% at the end of Q2 2018. We also opened 2 vending machines in the quarter in Cleveland and Philadelphia. We are excited by our positive trends in new and existing markets, including rising GPU and falling advertising expense per unit, and look forward to bringing our full offering to many more customers by continuing to open markets at a rapid pace.

Our Indianapolis inspection and reconditioning center (IRC) remains on schedule to begin vehicle production around the new year. As part of our expansion plan we expect to continue opening IRCs to support demand growth and our national coverage. Opening new IRCs enables us to increase the selection of cars available to our customers and decrease the distance from our customers to the nearest IRC.

For a complete list of our market opening history, estimated populations, and estimated total industry used vehicle sales by market please see: investors.carvana.com/resources/investor-materials

Carvana’s New Car Vending Machine in Philadelphia, Pennsylvania

*2018E bar represents end-of-year total market guidance.

*Represents facilities and markets as of November 7, 2018

Buying Cars from Our Customers

As we continue building a comprehensive and seamless online automotive retail experience, we are increasing our focus on creating a better way to sell or trade a car. Though this remains an emerging business line, we are encouraged by the early results. In Q3, vehicles purchased directly from our customers, both with and without a retail transaction, increased 273% over Q3 2017. In the third quarter, the portion of retailed vehicles sourced from customers reached 16%, compared to 11% last quarter and about 6% in Q1. As we continue to test and iterate on this business, progress is likely to remain variable in the near term. We are experimenting, learning a lot, and iterating. For now, we are focused on learning and optimizing our longer term ability to capture an enormous opportunity in creating a better way to sell and trade a car.

Acquisition of Propel AI’s Technology and Hiring of Tom Taira

On November 6, 2018, we acquired Propel AI’s technology, an artificial intelligence powered communication platform that delivers automated conversations with consumers via SMS, email, and onsite chat. Similar to our two prior acquisitions, Propel has high-quality technology that adds to our core business and a small entrepreneurial team. The technology is capable of engaging with customers about a number of topics related to car buying and selling. In the near term, we are excited about integrating this technology into those same communication channels, but over the medium and longer term we expect to expand its capabilities in ways that are enabled by our vertical integration.

One of the Carvana’s strengths is that all relevant decisions relating to a customer’s car buying experience – search, specific vehicle questions, finance terms, trade-in offers, etc. – are controlled by us. Our technology platform is built on top of application programming interfaces (APIs), which means we can parse customer queries and translate them into standard calls that our services understand so we can deliver detailed and actionable responses to our customers. Control over all of our communication mediums – chat, text, email, phone, apps, and the website itself – also means we can build in this automation and integrate it across touch points. We look at the Propel platform as technology that we’ll deeply integrate into our core platform over time as opposed to a bolt-on capability, and we are excited to begin that process.

In connection with this acquisition, we hired a highly experienced product and technology team from Propel that will all be joining Carvana full-time. One of these leaders is Tom Taira, co-founder and ex-Chief Product Officer at TrueCar. Initially he will focus his efforts on integrating the technology from Propel as well as our business of buying cars from consumers.

Carvana joins forces with Disney for "Ralph Breaks the Internet"

In collaboration with Disney’s upcoming movie, “Ralph Breaks the Internet” we have launched a broad, multi-channel marketing campaign promoting both the movie and a better way to buy a car. Throughout November and December, we will be rolling out new advertising across TV, out-of-home, social media and other digital channels.

We are excited to work with such a well-known brand, and particularly this movie, with such clear and understandable connections to what we do. This campaign is a testament to the efforts of our marketing team who continue to extend the reach and power of the Carvana brand. We are excited to evaluate this as our first test of marketing through brand collaboration and content integration.

Management Objectives

As discussed in previous shareholder letters, our management team remains focused on delivering an exceptional and unparalleled customer experience while simultaneously growing the business rapidly and achieving our financial objectives. We firmly believe wowing the customer is the core of our model and drives all other metrics. To realize our long-term vision, our three primary financial objectives remain unchanged: (1) Grow Retail Units and Revenue; (2) Increase Total Gross Profit Per Unit; and (3) Demonstrate Operating Leverage.

Objective #1: Grow Retail Units and Revenue

We again recorded triple-digit growth in Q3, as retail units sold increased to 25,324, up 116% from 11,719 in the prior year period. Revenue in Q3 grew to $534.9 million, up 137% from $225.4 million in Q3 2017. Our growth in the third quarter was broad based, driven by gains across our markets nationwide.

*Q4 2018E bars represent high and low end points of quarterly retail unit sales and revenue guidance ranges.

Objective #2: Increase Total Gross Profit Per Unit

We achieved our highest ever quarterly total GPU in Q3 giving us a clear line of sight to our $3,000 mid-term goal. Items “including Gift” reflect the impact of the compensation expense related to the 100k Milestone Gift to employees, in accordance with GAAP. Ex-Gift items exclude the compensation expense impact of the 100k Milestone Gift to employees and are non-GAAP metrics.

• Total
◦ Total GPU (incl. Gift): $2,263 vs. $1,742 in Q3 2017
◦ Total GPU ex-Gift: $2,302 vs. $1,742 in Q3 2017, on the higher end of our previously given guidance of $2,100-$2,350 in the Q2 shareholder letter

• Retail
◦ Retail GPU (incl. Gift): $1,127 vs. $841 in Q3 2017
◦ Retail GPU ex-Gift: $1,166 vs. $841 in Q3 2017
◦ Gains in retail vehicle GPU were primarily driven by lower average days to sale, which declined from 97 to 63

• Wholesale
◦ Wholesale GPU (incl. Gift) was $61 vs. $64 in Q3 2017
◦ Wholesale GPU ex-Gift was $62 vs. $64 in Q3 2017
◦ Changes in wholesale GPU were driven by higher wholesale unit volume (+145%) relative to retail units (+116%), offset by lower gross profit per wholesale unit sold ($350 incl. Gift and $355 ex-Gift vs. $418 in Q3 2017).

• Other
◦ Other GPU was $1,075 vs. $837 in Q3 2017
◦ Gains in Other GPU were driven by the $4 million fee we received in the quarter for facilitating the refinancing of a previously sold pool of finance receivables, increased attachment of VSC aided by recent improvements to our merchandising, and expanding our offering of GAP waiver coverage

*Q4 2018E lines represent high and low end points of quarterly GPU ex-Gift guidance range.

Objective #3: Demonstrate Operating Leverage

In Q3 we achieved significant operating leverage despite our continued investment in technology, infrastructure, and people to support our business’ triple-digit unit and revenue growth. Total SG&A (incl. Gift) was 21.6% of revenue in Q3, and total SG&A ex-Gift, which excludes expenses related to the 100k Milestone Gift, as a percent of revenue improved to 20.4% in Q3, compared to 26.0% in Q3 2017. We reduced SG&A (incl. Gift) by $435 per unit, and reduced SG&A ex-Gift by $702 per unit, specifically $236 in advertising and $466 in non-advertising SG&A ex-Gift.

The decline in advertising expense was primarily driven by strong leverage in our existing markets. Additionally, our new markets are launching with lower initial customer acquisition costs reducing the drag on corporate advertising expense per unit from new market launches. We expect similar dynamics to occur in the future as older markets continue to leverage, new markets launch at lower initial costs, and as the mix of markets shifts toward older markets.

Our net loss (incl. Gift) for the quarter was $64.4 million, as compared to $39.8 million in Q3 2017 and $51.3 million last quarter.

We consider EBITDA margin ex-Gift an important measure of the leverage in our business. EBITDA margin ex-Gift in Q3 2018 was (8.3%), an improvement from (15.9%) in Q3 2017 and (8.8%) last quarter. Our margin improvement was driven by gains in GPU along with leveraging our fixed costs in both compensation and Other SG&A despite supporting triple-digit unit and revenue growth, while also leveraging our advertising expenses. In two of the past three years we de-levered in Q4 due to normal seasonality, and expect to do so again this year due primarily to our investments to prepare for growth in the first half next year and our acquisition of Propel.

*Q4 2018E lines represent high and low end points of quarterly EBITDA Margin ex-Gift guidance range.

Summary

Looking forward, we are optimistic, confident, ambitious and energized. We have a product people love. We have nearly endless ideas and concrete plans about how to make our product better. The unit economics of the business continue to prove out. We have clear visibility into significant additional improvements. We have executed 19 straight quarters of triple-digit unit and revenue growth. We have built a team that intends to continue executing for the next 20 quarters and beyond. Rarely in life do you outshoot your own ambitions. We started this journey with big ambitions and the data we are seeing and the people we are surrounded by have only emboldened us. We will be working hard and having fun as we chase our goals and we will continue to keep you informed along the way.

Sincerely,

Ernie Garcia, III, Chairman and CEO	Mark Jenkins, CFO

Details on the 100k Milestone Gift

As previously announced on September 10, 2018, our Chief Executive Officer, Ernie Garcia III, in recognition of us retailing our 100,000th vehicle earlier this year, committed to contribute up to approximately $35 million (based on the stock price on such date) of his personal stock ownership in Carvana Co. to be given to Carvana then-current employees as of September 10, 2018 once they have been with the Company for a year. Ernie wanted to recognize and reward all Carvana employees who have contributed time, dedication and effort to helping Carvana reach this achievement. In previous shareholder letters we have discussed the Carvana Values and how we hope they impact our employees every day – Ernie’s commitment emphasizes the Carvana Value “We’re All in this Together” at a major milestone for the Company.

As a result of Ernie’s stock commitment, we expect to grant a “100k Milestone Gift” of 165 RSUs to each eligible employee after they complete their twelfth month of employment. For every 100k Milestone Gift the Company grants, Ernie will contribute an equal number of shares to the Company to ensure that the 100k Milestone Gifts do not cause any equity dilution to the Company’s shareholders.

We expect the net impact from Ernie’s contributions and the 100k Milestone Gifts on the Company’s balance sheet to be minimal and the impact on shares outstanding to be zero, but expect that we may gain a deferred tax asset, which is discussed in more detail below. Consequently, we expect the Company and investors (not just our employees) to benefit from the combination of Ernie’s contributions and the 100k Milestone Gifts.

Financial Treatment of 100k Milestone Gifts and Ernie’s Contributions

Despite Ernie’s expected stock contributions, because the Company itself will grant the 100k Milestone Gifts, such grants will appear in the Company’s financial statements as compensation expenses in an amount equal to the grant date fair value of each 100k Milestone Gift. The compensation expense associated with the 100k Milestone Gift was not incorporated into, or contemplated by, the Q3 2018 and FY 2018 guidance we provided on August 8, 2018, nor will it be incorporated into our guidance moving forward.

Each employee’s 165 RSUs will appear in expenses beginning in the quarter in which we formally grant their 100k Milestone Gift, which we expect to occur in the quarter during or after their 1-year anniversary (except employees already over the 1-year mark, who received their grants in Q3 2018). A portion of the expense relates to the production of our used vehicle inventory and is therefore capitalized to inventory and subsequently recognized within costs of sales when the related inventory is sold; consequently, we expect the 100k Milestone Gift expenses to appear in our financial statements each quarter through the first half of 2020. We expect to be able to apply the non-cash equity-based compensation expense as a deduction to reduce any future taxable income, creating a potential deferred tax asset that will benefit all shareholders. Because the value of each employee’s 165 RSUs will not be set for GAAP equity-based compensation expense purposes until the official grant date, we cannot precisely quantify the expected GAAP expense in advance of the grants. Mr. Garcia’s contribution of shares to the Company does not appear in the income statement, but we do expect the statement of stockholders’ equity to reflect the contributions of shares as they are returned to the Company and retired. Additionally, each round of contributions by Ernie will trigger Form 4 filing requirements disclosing the disposition of shares to the Company.

Appendix

Conference Call Details

Carvana will host a conference call today, November 7, 2018, at 5:30 p.m. EST (2:30 p.m. PST) to discuss financial results. To participate in the live call, analysts and investors should dial (833) 255-2830 or (412) 902-6715, and ask for “Carvana Earnings.” A live audio webcast of the conference call along with supplemental financial information will also be accessible on the company's website at investors.carvana.com. Following the webcast, an archived version will also be available on the Investor Relations section of the company’s website. A telephonic replay of the conference call will be available until November 14, 2018, by dialing (877) 344-7529 or (412) 317-0088 and entering passcode 10124552#.

Forward Looking Statements

This letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Carvana’s current expectations and projections with respect to, among other things, its financial condition, results of operations, plans, objectives, future performance, and business. These statements may be preceded by, followed by or include the words "aim," "anticipate," "believe," "estimate," "expect," "forecast," "intend," "likely," "outlook," "plan," "potential," "project," "projection," "seek," "can," "could," "may," "should," "would," "will," the negatives thereof and other words and terms of similar meaning.

Forward-looking statements include all statements that are not historical facts. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. Among these factors are risks related to the “Risk Factors” identified in our Annual Report on Form 10-K for 2017 and our Quarterly Report on Form 10-Q for Q3 2018.

There is no assurance that any forward-looking statements will materialize. You are cautioned not to place undue reliance on forward-looking statements, which reflect expectations only as of this date. Carvana does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments, or otherwise.

Use of Non-GAAP Financial Measures

As appropriate, we supplement our results of operations determined in accordance with U.S. generally accepted accounting principles (“GAAP”) with certain non-GAAP financial measurements that are used by management, and which we believe are useful to investors, as supplemental operational measurements to evaluate our financial performance. These measurements should not be considered in isolation or as a substitute for reported GAAP results because they may include or exclude certain items as compared to similar GAAP-based measurements, and such measurements may not be comparable to similarly-titled measurements reported by other companies. Rather, these measurements should be considered as an additional way of viewing aspects of our operations that provide a more complete understanding of our business. We strongly encourage investors to review our consolidated financial statements included in publicly filed reports in their entirety and not rely solely on any one, single financial measurement or communication.

Reconciliations of our non-GAAP measurements to their most directly comparable GAAP-based financial measurements are included at the end of this letter.

Investor Relations Contact Information: Mike Levin, investors@carvana.com

CARVANA CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	September 30, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$439,794	$172,680
Restricted cash	18,471	14,443
Accounts receivable, net	23,498	14,105
Finance receivables held for sale, net	88,151	45,564
Vehicle inventory	339,005	227,446
Other current assets	26,446	15,480
Total current assets	935,365	489,718
Property and equipment, net	251,942	148,681
Goodwill	9,353	—
Intangible assets, net	9,243	—
Other assets	6,200	2,738
Total assets	$1,212,103	$641,137
LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$96,861	$50,306
Accounts payable due to related party	3,512	1,802
Floor plan facility	349,392	248,792
Current portion of other long-term debt	7,838	5,131
Total current liabilities	457,603	306,031
Senior unsecured notes	342,481	—
Other long-term debt, excluding current portion	96,179	48,469
Other liabilities	9,072	7,093
Total liabilities	905,335	361,593
Commitments and contingencies
Stockholders' equity:
Class A Convertible Preferred Stock, $0.01 par value, $1,000 liquidation value per share - 25 and 100 shares authorized, issued and outstanding as of September 30, 2018 and December 31, 2017, respectively	24,627	97,127
Preferred stock, $0.01 par value - 50,000 shares authorized; none issued and outstanding as of September 30, 2018 and December 31, 2017	—	—
Class A common stock, $0.001 par value - 500,000 shares authorized; 38,269 and 18,096 shares issued and outstanding as of September 30, 2018 and December 31, 2017, respectively	38	18
Class B common stock, $0.001 par value - 125,000 shares authorized; 105,813 and 114,664 shares issued and outstanding as of September 30, 2018 and December 31, 2017, respectively	106	115
Additional paid in capital	130,284	41,375
Accumulated deficit	(45,949)	(12,899)
Total stockholders' equity attributable to Carvana Co.	109,106	125,736
Non-controlling interests	197,662	153,808
Total stockholders' equity	306,768	279,544
Total liabilities & stockholders' equity	$1,212,103	$641,137

CARVANA CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Sales and operating revenues:
Used vehicle sales, net	$486,269	$208,113	$1,258,247	$550,442
Wholesale vehicle sales	21,440	7,459	48,195	21,003
Other sales and revenues, including $6,696, $2,414, $16,351 and $6,070, respectively, from related parties	27,212	9,807	64,187	22,372
Net sales and operating revenues	534,921	225,379	1,370,629	593,817
Cost of sales	477,615	204,963	1,230,054	547,616
Gross profit	57,306	20,416	140,575	46,201
Selling, general and administrative expenses	115,768	58,676	294,606	156,595
Interest expense, including $0, $0, $0 and $1,382, respectively, to related parties	5,649	838	13,355	5,404
Other expense, net	308	671	955	1,280
Net loss before income taxes	(64,419)	(39,769)	(168,341)	(117,078)
Income tax provision	—	—	—	—
Net loss	(64,419)	(39,769)	(168,341)	(117,078)
Net loss attributable to non-controlling interests	(48,377)	(35,389)	(135,291)	(59,717)
Net loss attributable to Carvana Co.	(16,042)	(4,380)	(33,050)	(57,361)
Dividends on Class A convertible preferred stock	(1,230)	—	(3,950)	—
Accretion of beneficial conversion feature on Class A convertible preferred stock	—	—	(1,380)	—
Net loss attributable to Class A common stockholders	$(17,272)	$(4,380)	$(38,380)	$(57,361)
Net loss per share of Class A common stock, basic and diluted (1)	$(0.50)	$(0.29)	$(1.43)	$(0.86)
Weighted-average shares of Class A common stock, basic and diluted (1)(2)	34,655	15,045	26,927	15,024

(1)  Amounts for periods prior to the initial public offering have been retrospectively adjusted to give effect to 15.0 million shares of Class A common stock issued in the initial public offering and the Organizational Transactions.
(2) Weighted-average shares of Class A common stock outstanding have been adjusted for unvested restricted stock awards.

CARVANA CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Nine Months Ended September 30,
	2018	2017
Cash Flows from Operating Activities:
Net loss	$(168,341)	$(117,078)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	16,301	7,746
Loss on disposal of property and equipment	542	882
Provision for bad debt and finance receivable allowance	1,375	805
Gain on loan sales	(35,655)	(14,982)
Equity-based compensation expense	17,981	3,989
Amortization and write-off of debt issuance costs	1,055	1,407
Originations of finance receivables	(872,382)	(361,265)
Proceeds from sale of finance receivables	1,114,304	361,659
Purchase of finance receivables	(253,041)	—
Changes in assets and liabilities:
Accounts receivable	(9,434)	(6,159)
Vehicle inventory	(110,312)	(5,962)
Other current assets	(11,879)	(1,206)
Other assets	(420)	(1,722)
Accounts payable and accrued liabilities	44,827	8,694
Accounts payable to related party	1,710	258
Other liabilities	(506)	6,920
Net cash used in operating activities	(263,875)	(116,014)
Cash Flows from Investing Activities:
Purchases of property and equipment	(107,228)	(59,408)
Business acquisitions, net of cash acquired	(6,670)	—
Net cash used in investing activities	(113,898)	(59,408)
Cash Flows from Financing Activities:
Proceeds from floor plan facility	1,297,419	674,411
Payments on floor plan facility	(1,196,819)	(644,641)
Proceeds from issuance of senior unsecured notes	350,000	—
Proceeds from Verde Credit Facility	—	35,000
Payments on Verde Credit Facility	—	(35,000)
Proceeds from long-term debt	46,179	7,596
Payments on long-term debt	(8,817)	(1,137)
Payments of debt issuance costs, including $0 and $1,000 to related parties, respectively	(6,309)	(1,000)
Net proceeds from issuance of Class A common stock	172,287	206,323
Proceeds from exercise of stock options	642	28
Tax withholdings related to restricted stock awards	(1,376)	(399)
Dividends paid on Class A Convertible Preferred Stock	(4,279)	—
Payments of costs related to issuance of Class A Convertible Preferred Stock	(12)	—
Net cash provided by financing activities	648,915	241,181
Net increase in cash, cash equivalents and restricted cash	271,142	65,759
Cash, cash equivalents and restricted cash at beginning of period	187,123	49,450
Cash, cash equivalents and restricted cash at end of period	$458,265	$115,209

CARVANA CO. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited)

Adjusted Net Loss and Adjusted Net Loss per Share

Adjusted net loss and adjusted net loss per share are supplemental measures of operating performance that do not represent and should not be considered alternatives to net loss and net loss per share, as determined under GAAP. We believe that by assuming the full exchange of all outstanding LLC Units and excluding the expense associated with the 100k Milestone Gift for the reasons described above, adjusted net loss and adjusted net loss per share supplement GAAP measures and enable us and our investors to more effectively evaluate our performance period-over-period and relative to our competitors that have different organizational and tax structures because the assumption eliminates the effect of any changes in net income attributable to Carvana Co. driven by increases in our ownership of Carvana Group, LLC as well as the expense associated with the 100k Milestone Gift, which are unrelated to our operating performance. A reconciliation of adjusted net loss to net loss attributable to Carvana Co., the most directly comparable GAAP measure, and the computation of adjusted net loss per share are as follows (in thousands, except per share amounts):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Numerator:
Net loss attributable to Carvana Co.	$(16,042)	$(4,380)	$(33,050)	$(57,361)
Net loss attributable to non-controlling interests	(48,377)	(35,389)	(135,291)	(59,717)
Dividends on Class A convertible preferred stock	(1,230)	—	(3,950)	—
Accretion of beneficial conversion feature on Class A convertible preferred stock	—	—	(1,380)	—
100k Milestone Gift	7,761	—	7,761	—
Adjusted net loss attributable to Carvana Co. Class A common stock	$(57,888)	$(39,769)	$(165,910)	$(117,078)

Denominator:
Weighted-average shares of Class A common stock outstanding(1)(3)	34,655	15,045	26,927	15,024
Adjustments:
Weighted-average assumed exchange of LLC Units for shares of Class A common stock (2)	111,157	121,989	114,971	121,805
Adjusted shares of Class A common stock outstanding	145,812	137,034	141,898	136,829
Adjusted net loss per share	$(0.40)	$(0.29)	$(1.17)	$(0.86)

(1)  Amounts for periods prior to the initial public offering have been retrospectively adjusted to give effect to 15.0 million shares of Class A common stock issued in the initial public offering.
(2)  Amounts for periods prior to the initial public offering have been retrospectively adjusted to include all LLC units outstanding at the initial public offering, including conversion of the Class C Redeemable Preferred Units into Class A Units on a one-for-one basis. Also assumes exchange of all outstanding LLC Units for shares of Class A common stock during each period presented.
(3)   Excludes approximately 0.6 million nonvested restricted stock awards and units and 0.8 million vested and nonvested stock options outstanding at September 30, 2018, because they were determined to be anti-dilutive. Excludes approximately 0.5 million nonvested restricted stock awards and units and 0.6 million vested and nonvested stock options outstanding at September 30, 2017, because they were determined to be anti-dilutive.

CARVANA CO. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (continued)
(Unaudited)

Gross Profit ex-Gift and Gross Profit per Unit ex-Gift

Gross Profit ex-Gift and Gross Profit per Unit ex-Gift are non-GAAP supplemental measures of operating performance that do not represent and should not be considered an alternative to gross profit, as determined by GAAP. Gross Profit ex-Gift is defined as gross profit before compensation expense related to the 100k Milestone Gift included in cost of sales. Gross Profit per Unit ex-Gift is Gross Profit ex-Gift divided by units sold. We use Gross Profit ex-Gift to measure the operating performance of our business and Gross Profit per Unit ex-Gift to measure our operating performance relative to our units sold. We believe that Gross Profit ex-Gift and Gross Profit per Unit ex-Gift are useful measures to us and to our investors because they exclude the expense associated with the 100k Milestone Gift recognized in cost of sales. We expect the 100k Milestone Gift to be a one-time award program for which we will recognize varying amounts of expense through the first half of 2020, and therefore we believe the related expense does not reflect our core operations, is not included in our past operations, and may not be indicative of our future operations. Additionally, the shares issued to settle the 100k Milestone Gift are offset by share contributions from Mr. Garcia to the Company, therefore we expect the impact on shares outstanding to be zero. We believe that excluding it enables us to more effectively evaluate our performance period-over-period and relative to our competitors. A reconciliation the Gross Profit ex-Gift amounts to each corresponding gross profit amount, which are the most directly comparable GAAP measures and include expenses attributable to the Gift, and calculations of each Gross Profit per Unit ex-Gift amount are as follows (dollars in thousands, except per unit amounts):

	Three Months Ended September 30, 2018
	GAAP	Less: Gift	ex-Gift	Gross Profit per Unit ex-Gift

Used vehicle unit sales	25,324
Wholesale vehicle unit sales	4,408

Sales and operating revenues:
Used vehicle sales, net	$486,269	$—	$486,269
Wholesale vehicle sales	21,440	—	21,440
Other sales and revenues, including $6,696 from related parties	27,212	—	27,212
Net sales and operating revenues	534,921	—	534,921
Cost of sales	477,615	(1,001)	476,614
Used vehicle gross profit (1)	28,550	(981)	29,531	$1,166
Wholesale vehicle gross profit (1)	1,544	(20)	1,564	$355
Other gross profit	27,212	—	27,212	n/a
Total gross profit (1)	57,306	(1,001)	58,307	$2,302
Selling, general and administrative expenses	115,768	6,760	109,008
Interest expense	5,649	—	5,649
Other expense, net	308	—	308
Net loss before income taxes	(64,419)	(7,761)	(56,658)
Income tax provision	—	—	—
Net loss	$(64,419)	$(7,761)	$(56,658)

(1)  Used vehicle gross profit per unit and total gross profit per unit amounts are per used vehicle sold, and wholesale vehicle gross profit per unit amounts are per wholesale vehicle sold.

CARVANA CO. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (continued)
(Unaudited)

EBITDA ex-Gift and EBITDA Margin ex-Gift

EBITDA ex-Gift and EBITDA Margin ex-Gift are non-GAAP supplemental measures of operating performance that do not represent and should not be considered an alternative to net loss or cash flow from operations, as determined by GAAP. EBITDA ex-Gift is defined as net loss before interest expense, income tax expense, depreciation and amortization expense, and the expense related to the 100k Milestone Gift. EBITDA Margin ex-Gift is EBITDA ex-Gift as a percentage of total revenues. We use EBITDA ex-Gift to measure the operating performance of our business and EBITDA Margin ex-Gift to measure our operating performance relative to our total revenues. We believe that EBITDA ex-Gift and EBITDA Margin ex-Gift are useful measures to us and to our investors because they exclude certain financial and capital structure items and the expense associated with the 100k Milestone Gift, that we do not believe directly reflect our core operations and may not be indicative of our recurring operations, in part because they may vary widely across time and within our industry independent of the performance of our core operations. In particular, we expect the 100k Milestone Gift to be a one-time award program for which we will recognize varying amounts of expense through the first half of 2020, and therefore we believe the related expense does not reflect our core operations, is not included in our past operations, and may not be indicative of our future operations. Additionally, the shares issued to settle the 100k Milestone Gift are offset by share contributions from Mr. Garcia to the Company, therefore we expect the impact on shares outstanding to be zero. We believe that excluding these items enables us to more effectively evaluate our performance period-over-period and relative to our competitors. EBITDA ex-Gift and EBITDA Margin ex-Gift may not be comparable to similarly titled measures provided by other companies due to potential differences in methods of calculations. A reconciliation of EBITDA ex-Gift to net loss (which includes Gift expense), the most directly comparable GAAP measure, and calculation of EBITDA Margin ex-Gift is as follows (dollars in thousands):

	Three Months Ended
	Sep 30, 2017	Dec 31, 2017	Mar 31, 2018	Jun 30, 2018	Sep 30, 2018
Net loss	$(39,769)	$(47,238)	$(52,672)	$(51,250)	$(64,419)
Depreciation and amortization expense	3,101	3,822	4,605	5,257	6,439
Interest expense	838	2,255	3,541	4,165	5,649
100k Milestone Gift	—	—	—	—	7,761
EBITDA ex-Gift	$(35,830)	$(41,161)	$(44,526)	$(41,828)	$(44,570)

Total revenues	$225,379	$265,053	$360,422	$475,286	534,921
Net Loss Margin	(17.6)%	(17.8)%	(14.6)%	(10.8)%	(12.0)%
EBITDA Margin ex-Gift	(15.9)%	(15.5)%	(12.4)%	(8.8)%	(8.3)%

	Years Ended December 31,
	2014	2015	2016	2017
Net loss	$(15,238)	$(36,780)	$(93,112)	$(164,316)
Depreciation and amortization expense	1,705	2,800	4,658	11,568
Interest expense	108	1,412	3,587	7,659
100k Milestone Gift	—	—	—	—
EBITDA ex-Gift	$(13,425)	$(32,568)	$(84,867)	$(145,089)

Total revenues	$41,679	$130,392	$365,148	$858,870
Net Loss Margin	(36.6)%	(28.2)%	(25.5)%	(19.1)%
EBITDA Margin ex-Gift	(32.2)%	(25.0)%	(23.2)%	(16.9)%

CARVANA CO. AND SUBSIDIARIES RESULTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2018	2017	Change	2018	2017	Change

	(dollars in thousands, except per unit amounts)
Net sales and operating revenues:
Used vehicle sales, net	$486,269	$208,113	133.7%	$1,258,247	$550,442	128.6%
Wholesale vehicle sales	21,440	7,459	187.4%	48,195	21,003	129.5%
Other sales and revenues (1)	27,212	9,807	177.5%	64,187	22,372	186.9%
Total net sales and operating revenues	$534,921	$225,379	137.3%	$1,370,629	$593,817	130.8%
Gross profit (incl. Gift):
Used vehicle gross profit	$28,550	$9,859	189.6%	$71,837	$22,657	217.1%
Wholesale vehicle gross profit	1,544	751	105.6%	4,551	1,173	288.0%
Other gross profit (1)	27,212	9,806	177.5%	64,187	22,371	186.9%
Total gross profit	$57,306	$20,416	180.7%	$140,575	$46,201	204.3%
Gross profit ex-Gift:(3)
Used vehicle gross profit ex-Gift	$29,531	$9,859	199.5%	$72,818	$22,657	221.4%
Wholesale vehicle gross profit ex-Gift	1,564	751	108.3%	4,571	1173	289.7%
Other gross profit(1)	27,212	9,806	177.5%	64,187	22,371	186.9%
Total gross profit ex-Gift	$58,307	$20,416	185.6%	$141,576	$46,201	206.4%
Market information:
Markets, beginning of period	65	30	116.7%	44	21	109.5%
Market launches	13	9	44.4%	34	18	88.9%
Markets, end of period	78	39	100.0%	78	39	100.0%
Unit sales information:
Used vehicle unit sales	25,324	11,719	116.1%	66,358	30,735	115.9%
Wholesale vehicle unit sales	4,408	1,797	145.3%	10,408	4,665	123.1%
Per unit selling prices:
Used vehicles	$19,202	$17,759	8.1%	$18,961	$17,909	5.9%
Wholesale vehicles	$4,864	$4,151	17.2%	$4,631	$4,502	2.9%
Per unit gross profit (incl. Gift):(2)
Used vehicle gross profit	$1,127	$841	34.0%	$1,083	$737	46.9%
Wholesale vehicle gross profit	$350	$418	(16.3)%	$437	$251	74.1%
Other gross profit	$1,075	$837	28.4%	$967	$728	32.8%
Total gross profit	$2,263	$1,742	29.9%	$2,118	$1,503	40.9%
Per unit gross profit ex-Gift:(2)(3)
Used vehicle gross profit ex-Gift	$1,166	$841	38.6%	$1,097	$737	48.8%
Wholesale vehicle gross profit ex-Gift	$355	$418	(15.1)%	$439	$251	74.9%
Other gross profit	$1,075	$837	28.4%	$967	$728	32.8%
Total gross profit ex-Gift	$2,302	$1,742	32.1%	$2,134	$1,503	42.0%
(1)  Includes $6,696 and $2,414 for the three months ended September 30, 2018 and 2017, respectively, and $16,351 and $6,070 for the nine months ended September 30, 2018 and 2017, respectively, of other sales and revenues from related parties.
(2)  All gross profit per unit amounts are per used vehicle sold, except wholesale vehicle gross profit, which is per wholesale vehicle sold.
(3)  Ex-Gift amounts exclude the expense related to the 100k Milestone Gift. See "Reconciliation of GAAP to Non-GAAP Financial Measures" for a reconciliation to the most directly comparable GAAP-based measure, when applicable.

CARVANA CO. AND SUBSIDIARIES COMPONENTS OF SG&A
(Unaudited)

	Three Months Ended
	Sep 30, 2017	Dec 31, 2017	Mar 31, 2018	Jun 30, 2018	Sep 30, 2018

Compensation and benefits (1)	$19,404	$22,219	$24,987	$29,251	$34,411
100k Milestone Gift	—	—	—	—	6,760
Advertising expense	15,475	16,398	25,009	26,782	27,467
Market occupancy costs (2)	1,734	2,081	2,510	2,618	3,110
Logistics (3)	3,905	4,555	6,318	7,826	9,913
Other costs (4)	18,158	21,552	24,362	29,175	34,107
Total	$58,676	$66,805	$83,186	$95,652	$115,768

(1) Compensation and benefits includes all payroll and related costs, including benefits, payroll taxes and equity-based compensation, except those related to preparing vehicles for sale, which are included in cost of sales and those related to the 100k Milestone Gift.
(2) Market occupancy costs includes rent, utilities, security, repairs and maintenance and depreciation of buildings and improvements, including vending machines and fulfillment centers, excluding the portion related to reconditioning vehicles, which is included in cost of sales, and excluding the portion related to corporate occupancy.
(3) Logistics includes fuel, maintenance and depreciation related to operating our own transportation fleet and third party transportation fees, except the portion related to inbound transportation, which is included in cost of sales.
(4) Other costs include all other selling, general and administrative expenses such as IT expenses, corporate occupancy, professional services and insurance, limited warranty and title and registration.